EXHIBIT 99.1

SONOMAWEST HOLDINGS INC.

October 1, 2003

To Our Shareholders:

        During fiscal year 2003 rental revenues increased 5% to $1,514,000 from $1,447,000 during the prior year. We continue to operate at a loss as we implement our program to lease our real estate holdings, reduce operating expenses and manage our investment in MetroPCS, Inc., a privately held telecommunications company.

        The current occupancy rates for our South and North properties are 70% and 58% respectively. The commercial, industrial, office market in the greater Petaluma/Santa Rosa area where our properties are located continues to experience a period of significant oversupply which adversely affects our leasing activities. At the same time we believe that our properties offer unique features, including, suitability for agriculture/food processing, cold storage, warehousing and related office space, and particularly a wastewater treatment facility, which make these properties attractive to potential tenants.

        The company continues its focus on leasing its real estate holdings and reducing operating expenses. Concurrently, we also continue to explore other possible alternatives to increase shareholder value. The costs of operating as a public company are substantial relative to the company’s revenues and have increased as a result of the Sarbanes-Oxley legislation in 2002. While such costs provide short-term benefits to our shareholders, the time to realize the potential of our real estate and venture investment is increasing, which diminishes these benefits. We are hopeful that some definitive actions can be taken during the current fiscal year to address these issues.

        We thank our employees and consultants for their hard work and appreciate the continued support of our shareholders.

Very truly yours /s/ Roger S. Mertz —————————————— Roger S. Mertz Chairman of the Board